Exhibit 5.1

July 29, 2005

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Coca-Cola Bottling Co. Consolidated (the “Company”) in connection with the preparation of a registration statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission relating to the registration of the Company’s 5.00% Senior Notes due 2016 (the “New Notes”). Pursuant to the Registration Statement, the Company will offer to exchange (the “Exchange Offer”) up to $164,757,000 aggregate principal amount of the New Notes for a like amount of its outstanding 5.00% Senior Notes due 2016 (the “Old Notes”). The New Notes will be issued upon consummation of the Exchange Offer under the terms of an indenture, dated July 20, 1994, between the Company and NationsBank of Georgia, National Association, as initial trustee, as supplemented and restated by a Supplemental Indenture dated March 3, 1995 between the Company and such initial trustee (all references herein to the “Indenture” are to the Indenture as so supplemented and restated, and all references to the “Trustee” are to Citibank, N.A., which succeeded to all of the rights, powers, duties and obligations of the initial trustee under the Indenture effective September 15, 1995).

In rendering the opinion set forth herein, we have examined originals or copies of:

(i)	the Registration Statement;

(ii)	the Indenture; and

(iii)	the form of the New Notes.

We have also examined originals or copies of the certificate of incorporation and bylaws of the Company, the minute books of the Company, certified copies of resolutions of the board of directors of the Company and such other documents, and have considered such matters of law and fact, in each case as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. In addition, we call your attention to the fact that as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit.

The opinion set forth herein is limited to matters governed by the laws of the States of North Carolina and New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that, when the New Notes (in the form examined by us) have been duly authorized and executed by the Company, authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to holders in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the New Notes will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance. In addition, we express no opinion as to the enforceability of provisions in the Indenture (a) purporting to excuse a party for liability for its own acts, (b) requiring waivers or amendments to be made only in writing, (c) concerning choice of law, (d) purporting to require the Company to pay or reimburse attorneys’ fees incurred by another party or to indemnify another party therefor, or (e) relating to indemnity and contribution for liabilities under federal or state securities laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Very truly yours,

/s/ Kennedy Covington Lobdell & Hickman, L.L.P.